Earnings to Fixed Charges (in thousands)*	Exhibit 12

	First Quarter
	2012	2011	2010	2009	2008	2007
Pre-tax income (loss) from continuing operations	23,191	11,400	84,149	38,912	40,014	184,192
Income (loss) from equity investees	2,000	20,539	20,313	(21,726)	(12,676)	19,201
Pre-tax income (loss) from continuing operations before income (loss) from equity investees	21,191	(9,139)	63,836	60,638	52,690	164,991

Interest Expense	4,700	18,259	18,616	19,386	20,508	23,795
Amortization of discount and expenses related to indebtedness	39	156	160	172	184	1,180
Portion of rents representative of interest factor	1,051	3,869	3,786	3,592	3,730	3,472
Total fixed charges	5,790	22,284	22,562	23,150	24,422	28,447

Distributed income of equity investees	2,764	20,216	11,601	-	1,077	14,920

Income, as adjusted	29,745	33,361	97,999	83,788	78,189	208,358

Earnings to fixed charges	5.1	1.5	4.3	3.6	3.2	7.3

* All periods have been restated to reflect recent accounting guidance regarding deferred policy acquision costs. For further information on such guidance, see Item 8. "Financial Statements and Supplementary Data." Note 3. of Selective Insurance Group, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.